Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Administrative Committee

Publix Super Markets, Inc. 401(k) SMART Plan:

We consent to the incorporation by reference in the registration statements (No. 033-55867 and No. 333-147049) on Form S-8 of Publix Super Markets, Inc. 401(k) SMART Plan of our report dated June 25, 2008, appearing in this Annual Report on Form 11-K/A of Publix Super Markets, Inc. 401(k) SMART Plan for the year ended December 31, 2007.

Crowe Chizek and Company LLC

South Bend, Indiana

June 25, 2008